Exhibit 15 (h)

Independent Auditors’ Report

The Board of Directors and Shareholders
LG. Philips Displays Holding B.V.

We have audited the accompanying consolidated balance sheet of LG. Philips Displays Holding B.V and its subsidiaries (“the Group”) as of December 31, 2003 and the related consolidated statements of operations, changes in stockholders’ deficit and comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2003, and of the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG
KPMG

Hong Kong

June 26, 2004